Exhibit 10.3

Share Performance Plan 2017

Terms and Conditions

for

EVOTEC’s Senior Executives

Evotec AG

Manfred Eigen Campus

Essener Bogen 7

22419 Hamburg, Germany

List of Content

Objectives

§ 1	Eligibility	3

§ 2	Annual Grant	3

§ 3	Vesting Period	4

§ 4	Performance Measurement Period	4

§ 5	Key Performance Indicators	4

§ 6	Exercise of Shares	5

§ 7	Termination of employment contract	7

§ 8	Change of Control	8

§ 9	Taxation, Duties and other Expenses	8

§ 10	Claims, applicable law, court of jurisdiction	8

§ 11	Miscellaneous	8

§ 12	Validity	9

Appendix 1	Definitions

Appendix 2	Example for Calculation of granted Share Performance Awards

Appendix 3	Calculation of relative Total Shareholder Return performance

Appendix 4	Yearly Measurement with annual lock-in

Appendix 5	Calculation of Target Achievement

Appendix 6	Example of pro-rata allocation of Company shares in the case of termination of employment prior to the end of the Vesting Period

Evotec Share Performance Plan – Terms & Conditions

Objectives

Evotec AG, Hamburg (the “Company”), and its subsidiaries (together the “Evotec Group”) are active in a highly challenging and dynamic competitive landscape. To ensure the long-term success of the business it is essential to attract, retain, and motivate the senior executives, as currently grouped in grades 9 to 11.

The Evotec Share Performance Plan is an important step in supporting the interests of the Company’s shareholders and in establishing an attractive state-of-the-art long-term compensation tool that is in line with national and international remuneration and corporate governance standards as well as all applicable legal requirements and the German Corporate Governance Code.

§ 1 Eligibility

(1)

Subject to the terms and conditions of the authorisation resolved by the Company’s Annual General Meeting on 14th June 2017, the key executives of the Evotec Group are eligible to participate in the Share Performance Plan. Participants shall include members of the executive bodies of affiliated companies in Germany and abroad as well as key employees of the Company and affiliated companies in grades 9 to 11, such as Executive Vice Presidents, Senior Vice Presidents and Vice Presidents.

(2)

In order to be eligible for a share performance grant under the Share Performance Plan, the participant must be employed by an Evotec Group company at the Grant Date, and must not be on a long-term absence or have given or received notice as of December 31st of the year prior to awarding the respective grant.

(3)	The grant of Share Performance Awards in one year does not create any rights for future years.

(4)	The Company will notify each participant of their grant in written form.

(5)

If Share Performance Awards expire because a participant leaves Evotec AG or an affiliated company, or because an affiliated company leaves the Evotec Group within the authorisation period, a corresponding number of Share Performance Awards may be re-issued within the Authorisation Period.

§ 2 Annual Grant

(1)	Ordinarily, Share Performance Awards shall be granted once per annum.

(2)

The Grant Date each year will be the date when Supervisory Board of the Company in consultation with the Management Board award the Share Performance Awards. The Grant Date shall be within twelve (12) weeks following the beginning of each calendar year with a Performance Measurement Period starting at the beginning of such calendar year. In the first year (2017), Share Performance Awards may be issued in the period from the close of the Annual General Meeting until the completion of 16 weeks after entry of the contingent capital in the Commercial Register with a Performance Measurement Period starting at the beginning of 2017 and a Fair Market Value (FMV) as of 24 March 2017 (date of Supervisory Board approval of this scheme). For future years the FMV will always be calculated as of 1 January of that year.

(3)	The number of Share Performance Awards granted to each participant will be approved by the Management Board.

Evotec Share Performance Plan – Terms & Conditions

(4)

The number of Share Performance Awards will be based on a defined percentage of the participant’s total direct compensation (base salary, target annual bonus and target long-term incentives). This percentage will depend on the participant’s level within the organization as follows:

•	Executive Vice Presidents (Grade 11)—20% of total direct compensation

•	Senior Vice Presidents (Grade 10)—15% of total direct compensation, and

•	Vice Presidents (Grade 9)—10% of total direct compensation,

The final number of Share Performance Awards will be calculated based on the LTI value divided by the calculated relevant FMV. An example calculation is outlined in Appendix 2.

§ 3 Vesting Period

The Share Performance Awards will ordinarily vest four (4) years after the Grant Date (Vesting Period).

§ 4 Performance Measurement Period

For each annual award, the achievement will be measured over a Performance Measurement Period of four consecutive calendar years. The KPIs will be measured for each of the four consecutive calendar years (i.e. four performance periods), beginning with 01 January of the year in which the individual tranche of the Share Performance Award is issued as described in § 5 (3). The achieved performance for the specific year will be locked-in for the remaining Vesting Period as outlined below in § 6 (2).

§ 5 Key Performance Indicators

(1)	During the Performance Measurement Period the performance of the Evotec Group is measured annually on pre-defined Key Performance Indicators (KPI).

(2)

Two equally weighted KPIs have been set forth by the Annual General Meeting 2017 oriented on long-term value creation and consisting of “Share Price” (Aktienkurs) and “Relative Total Shareholder Return” (relative Aktienrendite). Relative Total Shareholder Return is a measure to determine the performance of an investment in the shares of the Company compared to the TecDAX. Relative Total Shareholder Return measures the return on a share investment over a period of time, including dividends as well as share price performance (positive and negative) and adjusted for any equity issues or share-splits.

(3)

Within each of the two KPIs there is a “Minimum Target” that has to be reached for Share Performance Awards to be exercised (partially), as well as a “Maximum Target” that, once it is reached, allows for all Share Performance Awards for the respective KPI (100%) to be exercised to the full amount, after the Vesting Period has expired (one Share Performance Award entitles the holder to subscribe in the maximum for no more than two whole shares in Evotec AG).

100% of the KPI “Share Price” (the “Target Share Price”) is achieved for a calendar year if the average share price of the Company stock in the closing auction of XETRA trading (or a corresponding successor system) on the last thirty (30) trading days of the Frankfurt stock exchange in the respective performance period, i.e. a calendar year (the “Closing Price”) exceeds by 8% the average share price of the Company stock in the closing auction of XETRA trading (or a corresponding successor system) on the last thirty (30) trading days of the Frankfurt stock exchange before the start

Evotec Share Performance Plan – Terms & Conditions

of the respective performance period (the “Opening Price”). The Minimum Target for the KPI “Share Price” is reached if the Closing Price is higher than the Opening Price. The Maximum Target for the KPI “Share Price”, which entitles all Share Performance Awards for this KPI to be exercised for the respective performance period, is reached if the Closing Price is 16% or more above the Opening Price.

100% of the KPI “Relative Total Shareholder Return” is achieved for a calendar year (the “Target Relative Total Shareholder Return”), when the Total Shareholder Return for the shares of the Company (average share price of the Company at the closing auction of XETRA trading (or a successor system) on the thirty (30) trading days at Frankfurt Stock exchange prior to the relevant date plus dividends, and adjusted for any equity issuance or share-splits, matches the Total Shareholder Return of the German TecDAX index during the same period. The Minimum Target for the KPI “Relative Total Shareholder Return” is achieved when the annual average Total Shareholder Return for the shares of the Company is 10%-points below the Total Shareholder Return of the TecDAX during the respective performance period (i.e. each calendar year). The Maximum Target, at which all the Share Performance Awards for the KPI “Relative Total Shareholder Return” can be exercised, is achieved when the annual average Total Shareholder Return for the shares of the Company is at least 10%-points above the average Total Shareholder Return of the TecDAX during the respective performance period. Relevant values of the Total Shareholder Return of the Company and of the Total Shareholder Return of the TecDAX will be calculated annually and based on the average TecDAX (Total Return Index) during the thirty (30) trading days at Frankfurt Stock exchange prior to the relevant date. An example of the calculation of the (relative) Total Shareholder Return performance is attached in Appendix 3.

§ 6 Exercise of Shares

(1)

The right to exercise awards from the Share Performance Plan arises only on expiry of the Vesting Period. Depending on the achievement of the Key Performance Indicators for each of the four years, each Share Performance Award entitles the participant to the subscription of up to a maximum of two Company shares. After each of the four performance periods (i.e. each calendar year) for a tranche of Share Performance Awards has ended, the target achievement for the two KPIs is determined as described in paragraph (2) below for the respective calendar year and the corresponding number of subscription rights are calculated and provisionally set. At the end of all the four performance periods, i.e. the four calendar years of one tranche, the subscription rights determined for each year are added and represent the total number of exercisable subscription rights. If this does not produce an integral number of exercisable subscription rights, the figure is rounded up to the next integral number. Fractional amounts of shares cannot be subscribed and no compensation is paid for any fractional amounts. The functioning of the Share Performance Plan is outlined in Appendix 4.

(2)

If one of the Target KPIs is achieved in full (100%) for a performance period, i.e. one calendar year, then for the respective Target KPI 12.5% of the entire Share Performance Awards in each tranche may be exercised after expiry of the Vesting Period in a ratio of 1:1, i.e. one Share Performance Award entitles the holder to subscribe for one whole share in the Company. If the Maximum Target for a KPI is achieved in full (200%) for a performance period, i.e. one calendar year, then for the respective Target KPI 12.5% of the entire Share Performance Awards in each tranche may be exercised after expiry of the Vesting Period in a ratio of 1:2, i.e. one Share Performance Award entitles the holder to subscribe for two whole shares in the Company. If at least the Minimum Target for a KPI is achieved, but not the Target KPI, then the ratio of subscription rights for the number of Share Performance Awards allocated to this performance indicator that can be exercised after expiry of the Vesting increases

Evotec Share Performance Plan – Terms & Conditions

on a straight-line basis between 1:0 and 1:1. A corresponding linear interpolation (between 1:1 and 1:2) applies if the respective Target KPI is achieved, but not the Maximum Target. If the calculation does not produce an integral percentage, the percentage is to be rounded up to the next integral number. The calculation of the target achievement is outlined in Appendix 5.

(3)

The shares exercised shall be created from the contingent capital of the Company resolved by the Company’s Annual General Meeting on 14th June 2017. In order to have these new shares created, participants are required to make a payment of the nominal amount of €1 (one Euro) per share to Evotec upon exercising, independent from the trading price of the Evotec share at that point in time.

(4)

After expiry of the Vesting Period, Share Performance Awards issued in a tranche and the resulting subscription rights are exercised automatically via the stock exchange, without the participant taking any action, by an agent appointed by the Company, over no more than ten (10) trading days after the Vesting Period has expired. For this purpose, the participant has to have given irrevocable corresponding selling and/or holding instructions to an agent appointed by the Company nine months before the Vesting Period expires. If such instruction is not provided in time this will be deemed as a selling instruction of all respective shares. The new shares received are not subject to any specific lock-up; they are freely tradable immediately subject to insider trading rules which are the sole responsibility of each participant.

(5)

The Company reserves the right at its sole discretion to replace the shares to be allocated to the participants by a cash payment and/or Evotec shares kept in treasury by the Company. The value of the shares to be used in calculating the cash payment shall be the average share price during the thirty (30) day trading period immediately before the Vesting date.

(6)	Subscription rights can only be exercised by the participants themselves, or their heirs. Subscription rights are legally non-transferable; they can, however, be inherited.

(7)

Participants who do not make the payment of the nominal amount per share upon exercising will not receive the allocated shares; their rights in respect of the annual grant will lapse without any further compensation.

§ 7 Termination of employment contract

(1)

If a participant ceases to be employed with the Evotec Group during the Vesting Period due to termination by the Company for good cause, the respective participant will not be entitled to a share allocation and any rights under the grant of the Share Performance Awards shall lapse without any further compensation.

(2)

If a participant ceases to be employed with the Evotec Group during the four years Performance Measurement Period due to a self-initiated termination by the participant, the respective participant will not be entitled to a share allocation and any rights under the grant of the Share Performance Awards shall lapse without any further compensation. However, the Management Board is entitled to approve a pro-rata vesting of the granted Share Performance Awards in specific circumstances e.g. good leaver, , unless such participant joins a competitor. i.e. another CRO, of the Company within twelve (12) months following the departure.

Evotec Share Performance Plan – Terms & Conditions

(3)

If a participant ceases to be employed by the Evotec Group during the Vesting Period due to the request of the Company on grounds not related to the behaviour or performance of the respective participant (i.e. enforced redundancy), an amicable settlement or (early) retirement, all granted Share Performance Awards are exercisable – subject to § 6 – after the Vesting Period.

(4)

If a participant ceases to be employed by the Evotec Group during the Vesting Period due to permanent disability or death, all granted Share Performance Awards shall be settled immediately in cash. For those Share Performance Awards where the target achievement for the two KPIs has not been determined for a certain calendar year pursuant to § 6 (1), the target achievement for the remaining calendar years of the Performance Measurement Period shall be assumed at 100%.

(5)	The number of Company shares to be allocated in the case of a pro-rata vesting shall be determined as follows:

The KPIs will be evaluated over such period of the Performance Measurement Period at which the respective participant is with the Company. For the remainder of the Performance Measurement Period the achievement of KPIs is considered as “zero”. An example of such an allocation is attached to these Terms and Conditions in Appendix 6.

(6)	The calculation of the number of Company shares to be allocated shall not result in fractional Company shares. Therefore the number of Company shares shall be rounded up to the next integral number.

§ 8 Change of Control

(1)

A change of control occurs when (i) a shareholder of the Company or a third party acquires either alone or under the rules of § 30 German Takeover Code (Wertpapiererwerbs- und Übernahmegesetz [WpÜG]) a holding of 30% or more of the shares of the Company or (ii) a controlling agreement (Beherrschungsvertrag) with another legal entity is entered into and has taken effect with the Company as dependent company pursuant to § 291 German Stock Corporation Act (Aktiengesetz [AktG]) or (iii) the Company is merged with a legal entity pursuant to § 2 German Transformation Act (Umwandlungsgesetz [UmwG]), unless the value of the external legal entity amounts to less than 50% of the new Company value according to the agreed upon conversion ratio (the “Change of Control”).

(2)

If a Change of Control occurs during the Vesting Period, all Share Performance Awards for all participants under Evotec’s Share Performance Plan as described in these plan rules shall vest irrevocable at the moment of Change of Control and will be settled in full in cash.

(3)	The pay-out of such settlement set forth in § 8 (2) will be established as follows:

(a) The Key Performance Indicators will be evaluated over such period of the Performance Measurement Period until the Change of Control as outlined in § 6 above.

(b) As of the Change of Control for the remainder of the respective Performance Measurement Period,

•

The share price KPI will be assumed to be achieved 200% if the share price in the mandatory takeover bid in connection with the Change of Control is higher than 120% of the average share price comprising the twenty trading days prior to and the twenty days following the start of the Performance Measurement Period (forty trading day average). In the event that this 120% threshold is not reached, the achievement of a share price KPI would be at the sole discretion of the Supervisory Board.

•	It will be assumed that the KPI “Total Shareholder Return” was achieved by 100%

Evotec Share Performance Plan – Terms & Conditions

(c) The share price that will be used to determine the cash value of the allocated shares will be equal to the share price as indicated in the takeover bid as mandatory under German Takeover Law.

(4)

If a Change of Control occurs after the end of the Performance Measurement Period but before the Vesting date, the achieved performance on the KPIs will be evaluated and will be multiplied by a share price determined as in § 8 (3) (c) above to determine the cash payment.

§ 9 Taxation, Duties and other Expenses

Gains from this Share Performance Plan might be subject to tax and social security charges, depending on the applicable law in the respective jurisdiction. All taxes, duties and other expenses associated with the allocation and/or the pay-out of the settlement of the Share Performance Awards shall be borne by the participant, if there is no other mandatory statutory provision. The participant is liable for compliance with all the respective tax and social security laws as well as for the orderly payment of taxes and possibly accruing social security contributions. The respective employing company of the Evotec Group where applicable may have to withhold and pay the accruing taxes, duties and other expenses according to the applicable law on behalf of the participant, as long as this complies with accepted procedures in the respective jurisdiction.

§ 10 Claims, applicable law, court of jurisdiction

(1)	Any claim by an eligible participant resulting from this Share Performance Plan must be addressed to Evotec AG.

(2)	All rights and responsibilities arising out of this Share Performance Plan as well as the interpretation of terms are in every respect governed by the Laws of the Federal Republic of Germany.

(3)	The court of jurisdiction for all disputes in connection with this Share Performance Plan is Hamburg, Germany, as long as no mandatory legal regulations provide for a different court of jurisdiction.

§ 11 Miscellaneous

(1)

In the event that these Terms and Conditions conflict with the authorisation resolved by the Company’s Annual General Meeting on 14th June 2017, the regulations of the shareholders’ resolution shall prevail.

(2)

Should individual clauses of the Plan conditions be or become invalid or non-feasible in part or in their totality or should there be a gap in these conditions, this shall in no way affect the validity of the other Plan conditions. The invalid or non-feasible clause shall, by the way of supplementary contractual interpretation, be replaced by a valid and feasible clause which corresponds to the spirit and purpose of the invalid and non-feasible clause. In case of a gap, an appropriate clause will be determined, which corresponds to what would have been stipulated according to the spirit and purpose of these Plan conditions, had the situation been addressed in the first place. This also holds true if the invalidity of a clause is based on a measurement of a benefit or time period which has been standardised in these Plan conditions.

Evotec Share Performance Plan – Terms & Conditions

(3)

If there are any changes to the stock exchange usages or other legal, economical or administrational changes during the term of the Share Performance Awards which make the enforcement of these Plan’s Terms and Conditions or of individual clauses significantly more difficult or impossible, the Company is with reasonable discretion entitled to make appropriate amendments.

§ 12 Validity

(1)

These Terms and Conditions follow the approval of the Share Performance Plan 2017 by the Company’s Annual General Meeting on 14th June 2017. They have been resolved by the Management Board of the Company and been approved by the Supervisory Board on 25 August 2017.

(2)

The Terms and Conditions are binding for the Company and the participants unless they are revised by the Management Board with approval of the Supervisory Board. It is understood that revisions of these Terms and Conditions for an award which has been made may only be amended with the consent of the participant.

Evotec Share Performance Plan – Terms & Conditions

Appendices

Appendix 1 – Definitions

Company	Evotec AG, Hamburg, registered in the commercial register of the local court of Hamburg under HRB 68223

Evotec Group	Evotec AG and subsidiaries (Verbundene Unternehmen, § 15 AktG)

Fair Market Value	FMV – Current present value of the respective option rights at Grant Date

Grant Date	Date on which performance share awards are decided by the Supervisory Board (for the Management) or Management Board (for the other participants) respectively, regardless of the time of receipt, or the acceptance of the offer

Key Performance Indicator	KPI – Pre-defined target versus which Evotec Group achievements will be measured

Performance Measurement Period	Four consecutive calendar years, beginning with 01 January of the year in which the individual tranche of the Share Performance Award is issued

Share Performance Awards	Rights granted at Grant Date which will upon Vesting and depending on the achievement of KPIs result in a right to receive Company shares (or in specific cases a respective cash pay-out)

Vesting	Date on which Share Performance Awards will vest: Depending on the number of Share Performance Awards granted at Grant Date and on Evotec Group’s achievements during the Performance Measurement Period, a certain number of Company shares are allocated to each individual plan participant

Vesting Period	Four year period staring at Grant Date and ending at Vesting

Evotec Share Performance Plan – Terms & Conditions

Appendix 2 – Example for Calculation of granted Share Performance Awards

Total Direct Compensation:

Individual percentage / ( 100 -. Individual percentage) x (base salary plus target bonus)

Number of SPAs

Total Direct Compensation / Fair Market Value

Evotec Share Performance Plan – Terms & Conditions

Appendix 3 – Calculation of relative Total Shareholder Return performance

Evotec Share Performance Plan – Terms & Conditions

Appendix 4 – Yearly measurement with yearly lock-in (of 25%)

Evotec Share Performance Plan – Terms & Conditions

Appendix 5 – Calculation of Target Achievement

Evotec Share Performance Plan – Terms & Conditions

Appendix 6 – Example of pro-rata allocation of Company shares in the case of termination of employment prior to the end of the Vesting Period:

Facts:

•	Number of Share Performance Awards granted: 10,000

•	Plan participant ceases to be employed 24 months after grant of the Share Performance Award; Terms & Conditions allow for pro-rata vesting

•	Target achievement for both KPIs in the first two years of the Performance Measurement Period is 110% (i.e. each year 25% of the Share Performance Awards are locked-in with a ratio of 1:1.1)

Number of shares to be allocated is:

Number of Share Performance Awards for year 1 of the Vesting Period:

10,000 x 25% = 2,500 Share Performance Awards

2,500 x 1.1 = 2,750 Company shares

Number of Share Performance Awards for year 2 of the Vesting Period:

10,000 x 25% = 2,500 Share Performance Awards

2,500 x 1.1 = 2,750 Company shares

Number of Share Performance Awards for years 3 and 4 of the Vesting Period:

0

Total: 5,500 Company shares